Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

DELTA QUEEN STEAMBOAT COMPANY, INC.,

AMERICAN QUEEN STEAMBOAT, LLC,

DELTA QUEEN STEAMBOAT, LLC,

and

MISSISSIPPI QUEEN STEAMBOAT, LLC

as the Sellers

and

AMBASSADORS CRUISE GROUP, LLC

as the Purchaser

Dated as of April 6, 2006

(i)

7.12	Access to Information	39
7.13	Audited Financial Statements	40

ARTICLE VIII. CERTAIN ADDITIONAL COVENANTS		40

8.1	Expenses	40
8.2	Press Releases	40
8.3	Continued Access	40
8.4	Books and Records	41
8.5	Certain Tax Matters	41
8.6	Entity Name Changes	42

ARTICLE IX. TERMINATION		42

9.1	Termination	42
9.2	Effect of Termination	43
9.3	Non-Exclusive Rights	43

ARTICLE X. INDEMNIFICATION		43

10.1	General	43
10.2	Indemnification Obligations of the Sellers	44
10.3	Indemnification Obligations of the Purchaser	44
10.4	Procedure for Indemnification — Third-Party Claims	44
10.5	Procedure for Indemnification — Other Claims	46
10.6	Limitation of Liability	46

ARTICLE XI. MISCELLANEOUS		47

11.1	Survival of Representations and Warranties	47
11.2	Amendments	47
11.3	Entire Agreement	47
11.4	Governing Law	47
11.5	Notices	47
11.6	Counterparts	48
11.7	Assignment	48
11.8	Waivers	48
11.9	Third Parties	48
11.10	Specific Performance	48
11.11	Arbitration	48
11.12	Schedules and Exhibits	49
11.13	Headings	49
11.14	Severability	49
11.15	Disclosure	49

(ii)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of April 6, 2006, is made by and among DELTA QUEEN STEAMBOAT COMPANY, INC., a Delaware corporation, AMERICAN QUEEN STEAMBOAT, LLC, a Delaware limited liability company, DELTA QUEEN STEAMBOAT, LLC, a Delaware limited liability company, and MISSISSIPPI QUEEN STEAMBOAT, LLC, a Delaware limited liability company (each a “Seller” and collectively the “Sellers”), and AMBASSADORS CRUISE GROUP, LLC (the “Purchaser” and together with the Sellers, the “Parties”).

WITNESSETH:

WHEREAS, the Sellers own and operate the American Queen, the Delta Queen and the Mississippi Queen steamboats in connection with providing overnight passenger cruises on the Mississippi River and other United States inland waterways; and

WHEREAS, the Sellers desire to sell certain assets, properties, rights and interests relating to the Sellers’ cruise line business to the Purchaser; and

WHEREAS, the Purchaser desires to purchase and acquire from the Sellers all of their right, title and interest in and to certain of the assets, properties, rights and interests that relate to and are used or useful in the Sellers’ cruise line business;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATIONS

1.1 Definitions. Unless the context otherwise requires, in this Agreement the following terms have the indicated meanings:

“AAA” shall have the meaning set forth in Section 11.11.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Leases” shall mean all assignable real property leases, operating leases, capital leases and other leases which the Purchaser has elected to have the Sellers assign to the Purchaser which are listed on Schedule 2.3.

“Acquisition Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Bill of Sale, the Vessel Management Agreement, the Restricted Stock Agreement and all other agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

“Action” shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, adversary proceeding, mediation, suit, investigation or other proceeding, and any Appeal therefrom.

“Affiliate” means any Person that directly, or indirectly through one or more entities, controls or is controlled by, or is under common control with, the person specified or, directly or indirectly, is related to or otherwise associated with any such Person.

“Agreement” means this Agreement, including the Exhibits and Schedules hereto.

“Allocation” shall have the meaning set forth in Section 3.3.

“Approval” shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

“Assigned Contracts” shall mean all assignable Contracts which the Purchaser has elected to have assigned to it by the Sellers which are listed in Schedule 2.3.

“Assigned Permits” shall have the meaning set forth in Section 2.1(h).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Auditor” means an independent accounting firm selected by the Purchaser which is reasonably acceptable to the Sellers. If the Purchaser and the Sellers are unable to agree upon an independent accounting firm within ten (10) days of determination by the Purchaser or the Sellers that an auditor is necessary to resolve disputes under Sections 3.6 and 4.4 of this Agreement, an independent accounting firm selected by the Purchaser and an independent accounting firm selected by the Sellers shall select an independent accounting firm and such independent accounting firm shall be the Auditor.

“Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement (written or oral) or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, and (B) is or was entered into, maintained, contributed to or required to be contributed to, by the Sellers or an ERISA Affiliate or under which the Sellers or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.

“Bill of Sale” shall mean the bill of sale transferring the Acquired Assets to the Purchaser, substantially in a form reasonably acceptable to the Parties.

“Business” shall mean the Sellers’ business of operating an overnight passenger cruise line on the inland waterways of the United States of America.

“Charter Agreements” shall have the meaning set forth in Section 2.1(j).

“Charter Payment” shall have the meaning set forth in Section 3.4.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Date Deposits” shall have the meaning set forth in Section 3.6(a).

“Closing Payment” shall have the meaning set forth in Section 3.1(b).

“Coast Guard” means the United States Coast Guard.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality letter agreement between Ambassadors International, Inc. and Delaware North Companies, Inc. dated March 14, 2006.

“Containers” means above-ground and under-ground storage tanks and vessels and related equipment and containers.

“Contract” shall mean each executory instrument, contract, license, lease and other agreement, including unexpired leases of personal property, relating to the Business to which a Seller is a party or by which it or any of the Acquired Assets is bound.

“Damages” shall have the meaning set forth in Section 10.1.

“Deposit Reduction” shall have the meaning set forth in Section 3.5.

“Determination Date” shall have the meaning set forth in Section 3.6(b).

“Disclosure Schedules” shall have the meaning set forth in Section 5.1.

“Dispute” shall have the meaning set forth in Section 11.11.

“Drop Dead Date” shall have the meaning set forth in Section 9.1(c).

“Effective Time” shall mean 12:01 a.m. on the Closing Date.

“Employee Plans” means all Benefit Arrangements, Pension Plans and Welfare Plans.

“Environmental Laws” means all federal, state and local Laws, statutes, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include those relating to the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, surface or ground water or noise pollution; releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing.

“Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into prior to Closing by and among the Sellers, the Purchaser and the Escrow Agent in a form reasonably acceptable to the Purchaser, the Sellers and the Escrow Agent.

“Estimated Deposits” shall have the meaning set forth in Section 3.5.

“Estimated Deposit Statement” shall have the meaning set forth in Section 3.5.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“ExxonMobil Charter” shall have the meaning set forth in Section 3.4.

“Facility” means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized (“CERCLA”).

“Final Deposit Statement” shall have the meaning set forth in Section 3.6(a).

“Final Order” shall mean an order, judgment or other decree, the operation or effect of which has not been reversed, stayed, modified or amended.

“Financial Statements” shall mean the Year-End Financial Statements and the Interim Financial Statements.

“FMC” means the Federal Maritime Commission.

“Governmental Authorities” means any court, governmental body or other regulatory or administrative agency or commission, domestic or foreign, including the Coast Guard, the Internal Revenue Service and the FMC.

“Hazardous Materials” means: (a) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized (“CERCLA”), and (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; and (b) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the New Orleans Facility.

“Indemnified Party” shall have the meaning set forth in Section 10.4.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.

“Indenture Trustee” means the Bank of New York, as Indenture Trustee under that certain United States Government Ship Financing Obligation between Great AQ Steamboat Co., Shipowner, and United States of America, dated August 24, 1995, as subsequently modified.

“Inspection Period” shall have the meaning set forth in Section 6.1(a).

“Intellectual Property” means the patents, trademarks, trade names, service marks, copyrights, know-how and trade secrets (including, as applicable, applications therefore) presently used in the Business, including those set forth on Schedule 2.1(e).

“Interim Balance Sheet” shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean March 31, 2006.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations, changes in shareholders’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Inventory” shall have the meaning set forth in Section 2.1(k).

“Law” shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including any zoning or land use law or ordinance, building code, environmental law, securities, blue sky, maritime, admiralty, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator’s order or process).

“Leases” means each executory real property lease, operating lease, capital lease and other lease relating to the Business to which a Seller is a party or by which it or any of the Acquired Assets is bound.

“Liability” shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind whatsoever.

“MARAD” means the U.S. Department of Transportation Maritime Administration.

“MARAD Liens” means the Liens of MARAD encumbering the American Queen set forth on Schedule 2.3(c).

“Material Adverse Effect” or “Material Adverse Change” shall mean any material adverse change or effect, individually or in the aggregate, with respect to the results of operation of the Business the physical condition of the Acquired Assets or the results of operation of the Sellers (but only to the extent related to the Business), taken as a whole.

“Material Breach” shall have the meaning set forth in Section 9.1(c).

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Orleans Facility” means the office and wharf facility located at 1380 Port of New Orleans Place, New Orleans, Louisiana.

“New Orleans Lease” means that certain Preferential Assignment Agreement between Delta Queen Steamboat Company, Inc. and the Port of New Orleans, first dated September 1984, as amended, pursuant to which Delta Queen Steamboat Company, Inc. occupies the New Orleans Facility.

“Non-Compete Agreement” shall mean the Non-Competition Agreement between the Sellers and the Purchaser, substantially in a form reasonably acceptable to the Parties, under which the Sellers agree not to compete with the Purchaser in the Business for a period of five years following Closing.

“Other Bid” shall have the meaning set forth in Section 7.6.

“Parties” shall have the meaning set forth in the Preamble.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which the Sellers or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.

“PerformanceBonds and Related Instruments” shall mean the specific financial bonds, letters of credit and performance guarantees listed in Schedule 2.2(j).

“Person” means any individual or entity, including any natural person, trust, corporation, joint stock association, partnership, firm, sovereign entity, government or other entity (including Governmental Authorities).

“Permits” means the licenses, permits, approvals, franchises, registrations, authorizations, variances, waivers or consents listed in Schedule 5.1(h) issued by a Governmental Authority to any of the Sellers and any of their Affiliates which are used in the operation of the Business or material to the ownership, use or operations of the Acquired Assets as of the date hereof.

“Post-Closing Tax Period” shall mean any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser” shall mean Ambassadors Cruise Group, LLC, a Delaware limited liability company.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 10.2.

“Records” shall have the meaning set forth in Section 2.1(i).

“Release” means any spill, discharge, leak, emission, escape, injection, dumping or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to CERCLA.

“Representative” shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

“Restricted Assets” shall have the meaning set forth in Section 4.3.

“Restricted Stock Agreement” shall have the meaning set forth in Section 3.1(c).

“Seller” or “Sellers” shall mean any one or more of Delta Queen Steamboat Company, Inc., a Delaware corporation, American Queen Steamboat, LLC, a Delaware limited liability company, Delta Queen Steamboat, LLC, a Delaware limited liability company, and Mississippi Queen Steamboat, LLC, a Delaware limited liability company.

“Seller Indemnified Party” shall have the meaning set forth in Section 10.3.

“Seller Indemnification Escrow” shall have the meaning set forth in Section 3.1(b).

“Seller’s Computer Systems” shall mean all licenses and other rights of the Sellers and their Affiliates with respect to the following computer software and systems: (a) the “Techno-Claims” insurance claims monitoring system; (b) the “Timberline” purchasing and supply management system; and (c) the “PeopleSoft” financial reporting and payroll system.

“Shares” shall have the meaning set forth in Section 3.1(c).

“Straddle Period” shall mean any Tax Period beginning before and ending after the Closing Date.

“Survival Period” shall have the meaning set forth in Section 11.1.

“Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any tax, including any schedule or attachment thereto, and any amendment thereof.

“Third-Party Claim” shall have the meaning set forth in Section 10.4.

“Title XI Debt” shall mean the outstanding MARAD Title XI debt in respect of the American Queen as described on Schedule 2.3(c).

“Transfer” shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and “Transfer” or “Transferred,” used as a verb, shall each have a correlative meaning.

“Travel Vouchers” shall have the meaning set forth in Section 4.5.

“Union Contract” means collectively (i) that certain Agreement between Delta Queen Steamboat Company and Seafarers International Union of North America, Atlantic, Gulf, Lakes and Inland Waters District AFL-CIO dated May 6, 2002, as amended by that certain Memorandum of Understanding dated May 21, 2002; and (ii) that certain Agreement between Delta Queen Steamboat Company and American Maritime Officers dated July 1, 2002.

“Vessel Management Agreement” shall have the meaning set forth in Section 4.8(g).

“Vessels” means, collectively, (i) the Delta Queen paddlewheel riverboat, Official No. 225875 (the “Delta Queen”), (ii) the Mississippi Queen paddlewheel riverboat, Official No. 574200 (the “Mississippi Queen”), and (iii) the American Queen paddlewheel riverboat, Official No. 1030765 (the “American Queen”), together with their respective registries, logs (including maintenance logs), maintenance schedules, life safety, firefighting and abandon ship procedures, blueprints, correspondence with Governmental Authorities (including the United States Coast Guard), plans, mechanicals and other specifications, furniture, fixtures, engines, parts, inventory (including food, liquor and other consumable goods), fittings, décor (including artwork) and related property and tackle, whether on board or ashore, and all other appurtenances.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.

“Year-End Financial Statements” shall mean the unaudited balance sheets dated December 31, 2003, 2004 and 2005 and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flow for the years ended December 31, 2003, 2004 and 2005.

1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) the singular includes the plural and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(d) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, unless the effect thereof is to reduce, limit or otherwise prejudicially affect any obligation or any right, power or remedy hereunder, in which case such amendment, modification, codification or reenactment shall, to the maximum extent permitted by applicable law, not form part of this Agreement and shall be disregarded for purposes of construction and interpretation hereof;

(e) unless the context otherwise requires, references herein to any Section or Exhibit shall be deemed to refer to Sections and Exhibits of this Agreement;

(f) “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section hereof;

(g) “including” means including without limiting the generality of any description preceding such term; and

(h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Except for the Excluded Assets set forth in Section 2.2 below and subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Sellers shall Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, free and clear of all Liens other than the Title XI Debt and the Lien of Taxes not yet due and payable, all of the Sellers’ right, title and interest in and to all of the assets of the Sellers presently used in connection with the operation of the Business (collectively, the “Acquired Assets”), including:

(a) the Vessels;

(b) the Acquired Leases;

(c) the reservation system and all associated passenger data, wherever located, including promotional material, furniture, fixtures, office equipment, telephone numbers, computers and telecommunication systems, and associated hardware and software;

(d) all furniture, fixtures, office equipment, vehicles, computers and telecommunication equipment located at the New Orleans Facility, and associated hardware and software, and the telephone numbers, used by the employees of the Sellers in connection with the operation and management of the Business;

(e) all Intellectual Property;

(f) the customer lists related to the Business, including lists of all past, present and prospective customers, sales and marketing materials, artwork and collateral materials, trade show booths and related trade show materials, mailing lists, marketing lists, employee lists and related information;

(g) all rights of the Sellers under all Assigned Contracts and all docking and mooring rights relating to the Vessels;

(h) to the extent assignable, all Permits relating to the Business (other than liquor licenses and other Permits that are not Transferable by the Sellers) issued to the Sellers by any Governmental Authority (the “Assigned Permits”);

(i) all records relating to the Business or the Acquired Assets, including all files, invoices, forms, designs, diagrams, drawings, data, supplier lists and any confidential or other business information relating to the Acquired Assets which has been reduced to writing or other medium (including computer disk) (with the information transferred pursuant to Section 2.1(f), collectively, the “Records”), but exclusive of the accounting and financial statement preparation materials, vendor invoices, Tax Returns and Tax related files and information, payroll records and personnel files of the Sellers and their Affiliates;

(j) all pending reservations, customer contracts for passage on the Vessels and charters of any of the Vessels and any and all other present and future charter or subcharter parties with respect to any or all of the Vessels (collectively, the “Charter Agreements”);

(k) all inventories and all goods and supplies held for sale or use in the Business (collectively, the “Inventory”);

(l) to the extent assignable, all insurance proceeds and insurance claims in favor of or on behalf of the Sellers that relate to tangible property included in the Acquired Assets (but only to the extent that the Purchase Price has not been reduced by the amount of such proceeds or claims, and not with regard to proceeds or claims to reimburse the Sellers for damages incurred prior to the date hereof or amounts expended by the Sellers in respect of the subject matter of such claims); and

(m) all other equipment, property, assets and rights (including warranties, guarantees, indemnities and similar rights) that presently are used in or related to the Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Sellers shall retain all of their right, title and interest in and to, and shall not Transfer to the Purchaser, the following (collectively, the “Excluded Assets”):

(a) all causes of action, choses in action and rights of recovery and counterclaims or setoffs of the Sellers to the extent related to the operation of the Business prior to the Closing Date;

(b) any pension plan, profit sharing plan, or other plan or program providing benefits to current or former employees of any Seller;

(c) all cash, cash equivalents and accounts receivable (including any proceeds thereof) which relate to goods and services provided prior to the Closing Date;

(d) all inter-company claims and receivables among the Sellers and their Affiliates;

(e) prepaid security deposits, including all rent security deposits held by the lessors under any Acquired Leases assumed and assigned in accordance with Section 2.3 hereof;

(f) retainers;

(g) insurance and workers’ compensation premium refunds and tax refunds, whether or not applied for;

(h) insurance policies and all insurance claims, claims files and insurance proceeds not assigned pursuant to Section 2.1(l) above;

(i) the Seller’s Computer Systems;

(j) the Performance Bonds and Related Instruments;

(k) setoff or recoupment rights not arising from or related to the Acquired Assets or the Business;

(l) all of the Sellers’ accounting and financial statement preparation materials, vendor invoices, Tax Returns and Tax related files and information, payroll records, personnel files, and any records, files and information related to the Excluded Assets;

(m) any claims against the Purchaser or any Affiliate of the Purchaser arising under or in connection with any of the Acquisition Documents;

(n) goods that belong to sublessees, licensees or concessionaires of any Seller (or any Affiliate of any Seller);

(o) shares of capital stock, membership interests or other equity interests of any company, including subsidiaries of any Seller;

(p) causes of action existing as of or after the Closing Date that relate to any of the foregoing Excluded Assets and claims and causes of action, to the extent they exist, that any Seller may have against any of its officers, directors, employees and/or agents;

(q) the Sellers’ corporate minute books and stock transfer books;

(r) all Contracts which are not Assigned Contracts; and

(s) all Leases which are not Acquired Leases.

2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, as of the Effective Time the Purchaser shall assume and agree to pay, perform, discharge and satisfy when due only the following Liabilities (the “Assumed Liabilities”):

(a) Liabilities under any of the Assigned Contracts, the Assigned Permits and the Acquired Leases which are assigned to the Purchaser hereunder to the extent arising from the operation of the Business by the Purchaser from and after the Closing Date;

(b) obligations to honor tickets for cruises on the Vessels scheduled to occur after the Closing Date which have been issued in the ordinary course of business, obligations to pay for passenger and crew airline tickets reserved (but not paid for by the Sellers pursuant to the ordinary course of business) as of the Closing Date, the obligation to apply or refund customer deposits and prepayments reflected on the books of the Sellers as of the Closing Date, together with any obligation to provide collateral security with respect to passenger deposits for such prospective cruises; and

(c) all Liabilities related to the outstanding Title XI Debt, it being understood that the Purchaser’s assumption of the Title XI Debt shall be on terms to be negotiated between the Purchaser and MARAD and that the Sellers and their Affiliates shall be fully released from all Liabilities with respect to the Title XI Debt.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume and shall have no Liability or obligation whatsoever at any time for any Liabilities of the Sellers arising from the operation of the Business or the ownership of the Acquired Assets (collectively, the “Excluded Liabilities”). Excluded Liabilities shall include the following claims against and Liabilities of the Sellers, which shall not be assumed or discharged by the Purchaser:

(a) any Liabilities of the Sellers to any of the Sellers’ Affiliates;

(b) any Liabilities of the Sellers for legal, accounting and audit fees, brokerage commissions, and any other expenses incurred by the Sellers in connection with the negotiation and preparation of this Agreement and the sale of the Acquired Assets to the Purchaser;

(c) other than the Title XI Debt to be assumed by the Purchaser, any Liability of the Sellers for or related to indebtedness of the Sellers to banks, financial institutions or any other Person with respect to borrowed money or otherwise;

(d) any Liabilities of the Sellers under those Contracts, Leases and Permits which are not assigned to the Purchaser pursuant to the provisions of this Agreement;

(e) any Liabilities of the Sellers that became accrued prior to the Effective Time and that relate to any current or former employee, including severance benefits, wages, bonuses, other obligations under Law to employees of the Sellers or any obligations under any Employee Plan or Multiemployer Plan;

(f) any claims against or Liabilities of the Sellers for injury to or death of natural persons or damage to or destruction of property arising out of events occurring prior to the Effective Time (including any worker’s compensation claim), regardless of when said claim or Liability is asserted;

(g) any Liability to the extent arising out of any suit, action or proceeding pending or, to the knowledge of the Sellers, threatened against the Sellers or relating to the Business or the Acquired Assets as of the Closing;

(h) any Liability that relates to any Excluded Asset;

(i) any Liabilities of the Sellers for medical, dental, and disability (both long-term and short-term) benefits, whether insured or self-insured, accruing or based upon exposure to conditions, or aggravation of disabilities or conditions in existence, on or prior to the Effective Time or for claims incurred or disabilities commencing prior to the Effective Time, and any Liability for the foregoing, regardless of when accrued and regardless of when any condition existed, which arises by virtue of an employment relationship prior to the Effective Time with any of the Sellers;

(j) any Liabilities of the Sellers arising out of or in connection with any of the Sellers’ Employee Plans that became accrued at or prior to the Effective Time, or any withdrawal therefrom;

(k) any Liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive by any of the Sellers;

(l) any Liabilities of the Sellers with respect to, or relating to, any Environmental Laws or environmental matter based on events occurring or the operation of the Business prior to the Effective Time;

(m) any Liabilities of the Sellers for Taxes and any Liabilities for Taxes attributable to the Acquired Assets for any Pre-Closing Tax Period;

(n) any Liabilities associated with passenger claims made under any travel insurance program entered into by such passengers with any of the Sellers prior to the

Closing Date, but with respect to each such passenger claim, only to the extent of the amount of the deposit for cruise charges received by the Sellers from such passenger;

(o) Liability for the cost of repairing a boiler on the American Queen more particularly identified in Schedule 5.1(g)(ii) and the inspection fee that will be charged by the U.S. Coast Guard with respect to the American Queen after the Closing in the estimated amount of $40,000, it being understood that within 30 days after the Closing the Sellers will retain a firm reasonably acceptable to the Purchaser to repair the boiler, and promptly following the completion of such repair work, the Sellers will arrange for the inspection of the American Queen by the U.S. Coast Guard;

(p) Liability for the Travel Vouchers to the extent set forth in Section 4.5 of this Agreement; and

(q) without limitation by the specific enumeration of the foregoing, any Liabilities of the Sellers not expressly assumed by the Purchaser pursuant to the provisions of Section 2.3, including any Liability related to the ownership, use or operation of the Acquired Assets or the use or conduct of the Business prior to the Closing.

ARTICLE III.

PURCHASE PRICE

3.1 Purchase Price. In full consideration for the Transfer of the Acquired Assets and the other undertakings of the Sellers contained herein, the Purchaser shall provide the following consideration to the Sellers (“Purchase Price”) on the Closing Date:

(a) The Purchaser shall assume the Assumed Liabilities.

(b) Subject to the reduction as set forth in Sections 3.5 and 3.6, the Purchaser will pay in cash at the Closing an amount equal to $3,000,000 (the “Closing Payment”), of which (i) $500,000 shall be deposited in escrow with the Escrow Agent pursuant to the Escrow Agreement to be disbursed in accordance with Section 3.1(d) (the “Seller Indemnification Escrow”), and (ii) the balance shall be paid directly to the Sellers or their designee.

(c) Upon the attainment of certain performance milestones, Ambassadors International, Inc. shall issue to Delta Queen Steamboat Company, Inc. an aggregate of 100,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the terms and conditions of the Restricted Stock Agreement substantially in the form attached hereto as Exhibit A (the “Restricted Stock Agreement”).

(d) The Seller Indemnification Escrow shall be held by the Escrow Agent and shall be administered pursuant to the terms of the Escrow Agreement for indemnification pursuant to Article X. The Seller Indemnification Escrow shall terminate at 5:00 p.m. central time on the first business day following the 180th day after the Closing Date and, upon such termination all funds remaining in the Seller Indemnification Escrow shall be paid to the Sellers or their designee, except as otherwise provided in the Escrow Agreement.

3.2 Deposit. Within three (3) business days after the date of execution of this Agreement, the Purchaser will deliver to the Escrow Agent an earnest money deposit (together with any interest accrued thereon, the “Deposit”) in the amount of $100,000, to be held in accordance with the terms of this Agreement and, following execution thereof, the Escrow Agreement, and shall be applied to the Purchase Price at Closing. Subject to the provisions of Section 9.2 of this Agreement, the Deposit shall be returned to the Purchaser in the event that the Closing fails to occur for any reason other than due to a breach by the Purchaser.

3.3 Allocation of the Purchase Price. No later than 60 days following the Closing Date, the Purchaser will submit to the Sellers its allocation of the total Purchase Price among the Acquired Assets subject to the approval of the Sellers, which approval shall not be unreasonably withheld, and pursuant to Section 1060 of the Code and the regulations thereunder (the “Allocation”). The Purchaser and the Sellers agree to (i) be bound by the Allocation, (ii) use such Allocation in filing all required forms under Section 1060 of the Code and any Tax Returns and (iii) not take any position inconsistent with such Allocation for income Tax purposes, including upon any examination of any such Tax Return, in any refund claim or in any Tax litigation. No later than 30 days prior to the filing of their respective IRS Form 8594 and analogous state law forms relating to this transaction, each party shall deliver to the other party a copy of its IRS Form 8594 and analogous state law form.

3.4 Charter Agreement. For the period commencing with the date of this Agreement and continuing through December 31, 2006, the Purchaser agrees to diligently pursue the negotiation and execution of one or more Charter Agreement for one or more of the Vessels with ExxonMobil Global Services Company or any of its Affiliates (an “ExxonMobil Charter”). In the event that the Purchaser is successful in entering into an ExxonMobil Charter on or prior to December 31, 2006, the Purchaser will pay to the Sellers an amount equal to twenty-five percent (25%) of the Net Profit (as defined below) realized from the ExxonMobil Charter (the “Charter Payment”). The Charter Payment shall be calculated on a quarterly basis and shall be payable within 30 days of each such quarter. For purposes of this Section 3.3, the “Net Profit” is equal to (i) the entire amount invoiced by the Purchaser or its Affiliates pursuant to the ExxonMobil Charter, exclusive of Taxes and other government imposed charges, less (ii) the sum of the direct out-of-pocket expenses specifically related to the ExxonMobil Charter incurred by the Purchaser or its Affiliates during the period of time that one or more of the Vessels are being used by ExxonMobil Global Services Company or its Affiliate. The Sellers shall have the right, upon reasonable prior notice to the Purchaser, to audit the ExxonMobil Charter and the books, records, invoices and expense receipts related thereto in order to verify the Purchaser’s calculation of Net Profit. However, if the Purchaser is unable for any reason to enter into the ExxonMobil Charter for any reason on or prior to December 31, 2006, the Purchaser shall have no Liability or obligation to pay the foregoing contingent amount to the Sellers, even if such Charter Agreement is forthcoming after December 31, 2006. For avoidance of doubt, the Purchaser shall control and conduct the negotiations relating to the ExxonMobil Charter and shall determine all terms and conditions of the Charter Agreement in its sole discretion.

3.5 Estimated Deposits Adjustment. At least five (5) business days prior to the Closing Date, the Sellers shall deliver to Purchaser a good faith estimate of the aggregate amount of customer deposits on the Closing Date (such estimate, the “Estimated Deposits”), including reasonable detail regarding the calculation of the Estimated Deposits (the “Estimated Deposit

Statement”). The Estimated Deposit Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Interim Financial Statements. The Sellers and the Purchaser each shall bear their own expenses in the preparation and review of the Estimated Deposit Statement. In the event the Estimated Deposit is greater than $9,000,000, then the Closing Payment shall be reduced by the amount of such excess (the “Deposit Reduction”).

3.6 Final Deposits Adjustment.

(a) As soon as reasonably practicable following the Closing Date, but in no event more than ninety (90) days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Sellers a statement setting forth the aggregate amount of customer deposits on the Closing Date (the “Closing Date Deposits”) substantially in the form of the Estimated Deposit Statement (the “Final Deposit Statement”). The Final Deposit Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Interim Financial Statements. The Sellers will provide the Purchaser and the Purchaser will provide the Sellers reasonable access to any of the Sellers’ records not otherwise available to the Purchaser or the Sellers, as the case may be, as a result of the transactions contemplated by this Agreement, to the extent reasonably related to the preparation of the Final Deposit Statement and the calculation of Closing Date Deposits.

(b) If the Sellers shall disagree with the calculation of Closing Date Deposits or any element of the Final Deposit Statement relevant thereto, they shall, within thirty (30) days after receipt of the Final Deposit Statement, notify the Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement. In the event that the Sellers do not provide such notice of disagreement within such thirty (30) day period, the Sellers shall be deemed to have accepted the Final Deposit Statement and the calculation of the Closing Date Deposits delivered by the Purchaser, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by the Sellers under any provision hereof. In the event any such notice of disagreement is timely provided, the Purchaser and the Sellers shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Deposits. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Final Deposit Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date Deposits requires adjustment. The Auditor shall promptly deliver to the Purchaser and the Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of the Sellers or the Purchaser or (ii) between the positions of the Sellers and the Purchaser. The fees and expenses of the Auditor shall be paid one-half by the Purchaser and one-half by the Sellers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by the Purchaser or the Sellers under any provision hereof. The date on which Closing Date Deposits is finally determined in accordance with this Section 3.5 is hereinafter referred to as the “Determination Date.”

(c) If the Closing Date Deposits is more than $9,000,000, the Sellers shall pay the Purchaser in cash by wire transfer of immediately available funds an amount equal to such excess, minus the amount of the Deposit Reduction (if any). In the event that such excess minus the Deposit Reduction is a negative value, the Purchaser shall pay an amount equal to such negative value to the Sellers in cash by wire transfer of immediately available funds.

(d) If the Closing Date Deposits is less than $9,000,000, the Purchaser shall pay to the Sellers in cash by wire transfer of immediately available funds an amount equal to the Deposit Reduction, if any.

ARTICLE IV.

CLOSING

4.1 Time and Place of Closing. As used in this Agreement, “Closing” shall mean the time at which the transactions contemplated hereby are consummated, including the Transfer of the Acquired Assets to the Purchaser, the payment by the Purchaser of the Purchase Price (including the Purchaser’s assumption of the Assumed Liabilities). In the absence of the prior termination of this Agreement in accordance with Article IX, the Closing shall take place at a mutually agreeable location at 10:00 a.m. eastern time on the later to occur of (i) the date which is two (2) business days following the satisfaction or waiver of all conditions set forth in Article VI or (ii) April 25, 2006 (provided that, on such date, all conditions set forth in Article VI have been satisfied or waived), unless the Purchaser and the Sellers agree otherwise (the “Closing Date”). The Purchaser and the Sellers shall each endeavor in good faith to close the transactions contemplated hereby as soon as reasonably practical. The Closing shall be deemed effective, and title and risk of loss to the Acquired Assets shall transfer to the Purchaser, as of the Effective Time.

4.2 Payment of Purchase Price; Deliveries. At the Closing, the Purchaser shall pay and deliver, or cause to be paid or delivered, the Purchase Price in accordance with Section 3.1, and the parties hereto shall deliver such documents as required by Sections 4.8 and 4.9.

4.3 Assignment of Assigned Contracts and Acquired Leases. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to Transfer any Assigned Contract or Acquired Lease, or any claim, right or benefit arising thereunder or resulting therefrom, if a Transfer thereof without the Approval of the third party thereto would excuse such third party from accepting performance from the Purchaser, constitute a breach thereof or in any way affect the rights of the Sellers or the Purchaser thereunder (collectively, “Restricted Assets”). Any Transfer to the Purchaser of any Restricted Asset which shall require the Approval of any third party for such Transfer as aforesaid shall be made subject to such Approval being obtained. The Sellers will advise the Purchaser of any Restricted Assets that the Sellers become aware of prior to the Closing. To the extent permitted by the terms of the applicable Restricted Asset, such Restricted Asset shall be held, as of and from the Closing, by the Sellers for the benefit and burden of the Purchaser and the covenants and obligations thereunder shall be fully performed by the Purchaser on the Sellers’ behalf (to the extent such covenants and obligations are Assumed Liabilities) and all rights existing thereunder shall be for the Purchaser’s account. To the extent permitted by the terms of the applicable Restricted Asset, the Sellers shall take or cause to be taken, such actions as the Purchaser may reasonably request which are required to be taken or appropriate in order to provide the Purchaser with the benefits and burdens of the Restricted Asset.

4.4 Prorations. The following amounts (collectively, the “Prorated Amounts”) shall be prorated between the Sellers and the Purchaser effective as of the Closing Date: (i) the revenues and expenses directly associated with any cruises of the Vessels underway as of the Closing will be prorated between the Sellers and the Purchaser as of the Effective Time, (ii) the amount of any cash left on the Vessels at the conclusion of any cruises that were underway as of the Closing will be paid by the Purchaser to the Sellers, and (iii) the Purchaser shall reimburse the Sellers for any prepayments made with respect to the Acquired Leases, the Assigned Contracts and the Assigned Permits to the extent that the benefit of such prepayments shall be realized by the Purchaser after the Closing Date. Not later than the 60th day following the Closing Date, the Sellers and the Purchaser shall endeavor to reach agreement as to the Prorated Amounts. If the Parties are unable to agree upon the final determination of the Prorated Amounts by the 60th day following the Closing Date, such matter may be submitted by either Party to the Auditor for final and binding determination, pursuant to the procedure described in Section 3.6(b). Upon the final determination of the Prorated Amounts, the Sellers and the Purchaser agree to promptly make any payment of funds required to effect the proper allocation of the Prorated Amounts in the manner contemplated in this Section 4.4.

4.5 Travel Vouchers. The Sellers have issued travel vouchers to customers of the Business in the ordinary course and consistent with industry practice in order to compensate past passengers for unexpected alterations in the cruise schedules, inconveniences and other customer service issues (collectively, “Travel Vouchers”). These Travel Vouchers are subject to terms restricting their use, including the requirement that unsold cabins be available, and the Travel Vouchers generally have specific expiration dates. The Travel Vouchers are non-transferable, have no cash value, and can only be applied to reduce cruise fare. At the Closing, the Sellers will provide the Purchaser with a definitive list of the outstanding Travel Vouchers. From and after the Closing Date, the Purchaser will accept and honor the Travel Vouchers in accordance with their stated terms and subject to their stated restrictions, including without limitation, any stated restrictions as to expiration date or the total number of Travel Vouchers that will be honored with respect to a specific cruise. Within thirty (30) days after the end of each calendar quarter in which Travel Vouchers are accepted and applied by the Purchaser, the Purchaser will provide the Sellers with a report which indicates the specific Travel Vouchers accepted, the occupancy rate of the cruise to which such Travel Vouchers were applied, and such other information and backup regarding the redemption of the Travel Vouchers as the Sellers may reasonably request. In consideration for the Purchaser’s acceptance of such Travel Vouchers, the Sellers shall remit to the Purchaser an amount equal to (i) one hundred percent (100%) of the amount of those Travel Vouchers having a face value in excess of $500 accepted and applied by the Purchaser for passenger travel on a cruise that is booked to full occupancy, and (ii) thirty-five percent (35%) of the amount of those Travel Vouchers having a face value in excess of $500 accepted and applied by the Purchaser for passenger travel on a cruise that is not booked to full occupancy. Notwithstanding the foregoing, if the cruise fare to which a Travel Voucher is applied is less than the face value of the Travel Voucher, then the Sellers shall only be required to reimburse the Purchaser to the extent of the lesser cruise fare.

4.6 Sales, Use and Other Taxes. The Purchaser shall be responsible for the timely payment of any sales, use, purchase, transfer, fixed asset, stamp, documentary stamp, use or other Taxes which may be payable by reason of the sale of the Acquired Assets under this Agreement or the transactions contemplated herein, together with any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes.

4.7 Possession. Right to exclusive possession of the Acquired Assets shall transfer to the Purchaser on the Closing Date. The Sellers shall transfer and deliver to the Purchaser on the Closing Date such keys, lock and safe combinations and other similar items as the Purchaser shall require to obtain immediate and full occupation and control of the Acquired Assets, and the Sellers shall also make available to the Purchaser all Records or other documents that are required to be transferred to the Purchaser by this Agreement. If the Purchaser requests that any Acquired Assets or Records be delivered to the Purchaser at a location other than where such items are located at the Effective Time, then the Purchaser shall bear the risk of loss of such items, and all costs and expenses related to the transportation or shipping thereof, to the requested place of delivery.

4.8 Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser:

(a) the Bill of Sale duly executed by the Sellers;

(b) such other bills of sale, assignments, instruments of transfer and such other agreements and undertakings, in form and substance reasonably satisfactory to the Purchaser, as shall be necessary to convey the Acquired Assets to the Purchaser and as shall be reasonably requested by the Purchaser or its counsel;

(c) any and all documents required to Transfer the Vessels to, and to vest good, marketable and exclusive title thereto in, the Purchaser, free and clear of any and all Liens (except in the case of the American Queen, which is being Transferred subject to the MARAD Liens);

(d) the Non-Compete Agreement duly executed by the Sellers;

(e) the Escrow Agreement;

(f) the Restricted Stock Agreement;

(g) a vessel management and staffing agreement between Delta Queen Steamboat Company, Inc. and the Purchaser in a form agreeable to the parties pursuant to which Delta Queen Steamboat Company, Inc. shall make the services of certain employees available to the Purchaser in connection with the continued conduct of the Business during the 2006 cruise season (the “Vessel Management Agreement”);

(h) a “FIRPTA” certificate in the form and substance satisfactory to the Purchaser and in conformity with Section 1445(b)(2) of the Code, to the effect that each Seller is not a foreign person, and any analogous certificate under any other applicable state, local or other Tax laws;

(i) the various certifications, instruments, evidence and documents referred to in Section 6.1; and

(j) a guarantee by Delaware North Companies, Inc. of the commitment by the Sellers to indemnify the Purchaser in the manner, to the extent and subject to the limitations set forth in Article X of this Agreement, in form and substance reasonably acceptable to counsel for the Sellers and counsel for the Purchaser.

4.9 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers and, with respect to the items set forth in Schedule 4.9(f), to MARAD and the Indenture Trustee:

(a) Evidence of the Purchaser’s U.S. citizenship in recordable form (MARAD Form MA-899);

(b) the Closing Payment in accordance with Section 3.1 hereof;

(c) the Restricted Stock Agreement;

(d) the Vessel Management Agreement;

(e) the Escrow Agreement;

(f) the documents set forth on Schedule 4.9(f) which shall be delivered by the Purchaser to MARAD and the Indenture Trustee at the Closing;

(g) the certificate referred to in Section 6.2(g); and

(h) such other agreements, undertakings and instruments of assumption, in form and substance reasonably satisfactory to the Sellers, as shall be necessary to cause the Assumed Liabilities to be binding on the Purchaser and for the Sellers and their Affiliates to be fully released therefrom, together with such other documents or certificates as shall be reasonably requested by the Sellers or their counsel.

4.10 Risk of Loss. Until the Closing, the Seller shall bear the risk of any loss or damage to the Acquired Assets from fire, casualty or any other occurrence. Following the Closing, the Purchaser shall bear the risk of any loss or damage to the Acquired Assets from fire, casualty or any other occurrence.

4.11 Release and Replacement of Performance Bonds and Related Instruments. At or prior to the Closing, the Purchaser will deliver to the current beneficiaries of the Sellers’ Performance Bonds and Related Instruments such replacement financial bonds, letters of credit, or other forms of performance guarantees as are required for the release and return to the Sellers of all of their PerformanceBonds and Related Instruments.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Purchaser as follows, except as set forth in the disclosure schedules delivered by the Sellers to the Purchaser on the date hereof (the “Disclosure Schedules”).

(a) Organization. The Sellers are duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, operate and lease their properties and assets and to conduct the Business as they are now being owned, operated, leased and conducted. The Sellers are duly qualified to do business as a foreign person, and are each in good standing in each jurisdiction in which the conduct of the Business requires them to be so qualified. Copies of the Certificates of Incorporation, Operating Agreements and Bylaws of the Sellers, and all amendments thereto, heretofore delivered to Purchaser are accurate and complete as of the date hereof, and the Sellers are not in default under or in violation of any provision thereof. The minute books (containing the records of meetings and actions of the directors, members and managers), the stock and membership interest certificate books, and the stock and membership interest record books of the Sellers are correct and complete. Disclosure Schedule 5.1(a) contains a true, correct and complete list of all jurisdictions in which the Sellers are qualified to do business as a foreign person and a list of the managers, directors and officers of the Sellers.

(b) Power and Authority. The Sellers have the requisite power and authority to execute and deliver this Agreement and the other Acquisition Documents to which they are a party, and to perform their obligations thereunder and consummate the transactions contemplated thereby. The execution and delivery by the Sellers of this Agreement and the other Acquisition Documents to which they are a party, the performance of their obligations thereunder and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary corporate and limited liability company actions on the part of the Sellers. No other corporate or limited liability company proceedings on the part of the Sellers are necessary to authorize this Agreement and the other Acquisition Documents to which the Sellers are a party and the transactions contemplated hereby and thereby. This Agreement constitutes, and each other Acquisition Document to which the Sellers are a party will constitute upon the mutual execution and delivery thereof, the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or Law).

(c) No Violation. Neither the execution and delivery by the Sellers of this Agreement nor any of the other Acquisition Documents to which they are parties, the performance by them of their obligations thereunder, nor the consummation by them of the transactions contemplated thereby, will (i) contravene any provision of the organizational documents of the Sellers; (ii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, constitute a breach of, create a Liability or loss of a benefit under, any Assigned Contract or Acquired Lease by which they or any of the Acquired Assets are bound, subject however, to compliance by the Parties with the any express requirement that a third party consent be obtained prior to the Transfer of such Assigned Contracts and Acquired Leases; or (iii) violate or conflict with any Law or any judgment, decree or order of any Governmental Authority to which the Sellers are subject or by which they or any of the Acquired Assets are bound.

(d) Approvals. Except for such approvals and consents as may be required by Law or by the express terms of the Acquired Leases, the Assigned Contracts, the Assigned Permits and the Title XI Debt, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Sellers in connection with the execution or delivery by them of this Agreement and the other Acquisition Documents, the performance by them of their obligations thereunder or the consummation by them of the transactions contemplated thereby.

(e) Title to Property. The Sellers have good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of any and all Liens, except for Liens related to the Title XI Debt and the Lien of Taxes not yet due and payable. To the Sellers’ knowledge, no Person has contested, or threatened to contest, the Sellers’ title to, or leasehold interest in, any of the Acquired Assets. Upon the Closing and transfer to the Purchaser of the Acquired Assets, the Purchaser shall receive good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of any and all Liens, except for Liens related to the Title XI Debt and the Lien of Taxes not yet due and payable.

(f) Broker’s or Finder’s Fees. The Sellers have not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

(g) Vessels. Each of the Vessels is duly documented under the laws and flag of the United States of America. The Sellers lawfully own and are lawfully possessed of each of the Vessels, free from any commitment to make any of the Vessels available for charter, sale or use by any Governmental Authority. The delivery to the Purchaser of the instruments of transfer of ownership of the Vessels contemplated by Section 4.6(c) will vest good, marketable and exclusive title to the Vessels in the Purchaser, free and clear of any and all Liens, except for Liens related to the Title XI Debt and the Lien of Taxes not yet due and payable. The Sellers have made available to the Purchaser true and complete operation and repair logs with respect to the Vessels.

(i) Disclosure Schedule 5.1(g) sets forth, for each Vessel, its (i) name, (ii) owner, (iii) the arrangement (including intercompany arrangements) pursuant to which such Vessel is chartered, subchartered or operated, (iv) official number and call sign, (v) registration and flag, (vi) vessel type, (vii) class description, (viii) name of classification society, (ix) shipyard and year in which the Vessel was constructed, (x) date of the Vessel’s last special survey as of the date hereof, (xi) date of the Vessel’s last drydocking as of the date hereof, and (xii) the scheduled date of the Vessel’s next drydocking for purposes of the next scheduled special survey as of the date hereof.

(ii) Other than the mechanical and operational deficiencies with respect to the Vessels known to the Sellers and set forth in Disclosure Schedule 5.1(g)(ii), to the knowledge of the Sellers, each of the Vessels: (i) is adequate and suitable for use in its business as presently conducted in all material respects, ordinary wear and tear and depreciation excepted; (ii) is seaworthy in all material respects for hull and machinery insurance purposes; (iii) is in compliance in all material respects with all material maritime and other Laws and requirements as are applicable to vessels documented under U.S. flag and operated in the manner in accordance with past practice; (iv) holds a valid Certificate of Documentation with coastwise endorsement pursuant to 46 U.S.C. Section 12106; (v) except as set forth in Disclosure Schedule 5.1(g)(ii), is in compliance with the Safety of Life at Sea Act (“SOLAS”) and all other legal and regulatory requirements governing safety, as applicable, or has a currently effective exemption from such requirements; and (vi) is properly documented as set forth on Disclosure Schedule 5.1(g)(ii). To the knowledge of the Sellers, neither the entry into this Agreement by the Sellers nor the consummation of the transactions contemplated hereby will violate any Law relating to the business and operations the Vessels in the manner in which the Vessels have been operated heretofore. The Sellers are citizens of the United States for purposes of the Shipping Act of 1916. The Sellers have made available to the Purchaser true and complete copies, in all material respects, of all outstanding Notices of Merchant Marine Inspection Requirements (Forms CG-835), if any, or any equivalent notices received under any alternate compliance program established by the USCG for each Vessel. Except the extent expressly set forth in this Section 5.1(g)(ii), the Sellers make no representations or warranties whatsoever, express or implied, with respect to the physical condition of the Vessels or any of the machinery, equipment, furnishings or fixtures which are a part thereof. The Purchaser acknowledges that, prior to the Closing, the Purchaser will conduct an independent inspection and investigation of the physical and operating condition of the Vessels to such an extent as the Purchaser deems appropriate, and that in proceeding with its acquisition of the Vessels pursuant to this Agreement the Purchaser is, except as otherwise provided herein, doing so based upon such independent inspections and investigations.

(h) Permits. Disclosure Schedule 5.1(h) correctly and completely lists all Permits currently held by the Sellers. All Permits are in full force and binding upon the parties thereto, free and clear of any claims, Liens or Liabilities. There are no proceedings pending or, to the Sellers’ knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification of the Permits. The Sellers have not violated any Permits and are in substantial compliance in all respects therewith. All Permits are renewable by the Sellers by their terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The Sellers have not received notice to the effect that (i) the Sellers are not in compliance with, or are in a violation of, any Permit or (ii) any currently existing circumstances are likely to result in a failure of the Sellers to comply with, or in a violation by the Sellers of, any Permit. Based upon the Sellers’ reasonable business judgment, the Permits constitute all of the licenses, permits, approvals, franchises, registrations, authorizations, variances, waivers or consents deemed by the Sellers to be necessary for the conduct the Business as currently conducted, except for such licenses, permits, approvals, franchises, registrations, authorizations, variances, waivers or consents the absence of which would not reasonably be expected to have a Material Adverse Effect.

(i) Contracts. Disclosure Schedule 5.1(i) lists the following Contracts:

(i) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products, or other personal property in excess of $25,000 per annum, or for the furnishing or receipt of services over a period of more than one year;

(iii) any Contract concerning a partnership or joint venture;

(iv) any charter covering any Vessel;

(v) any Contract (or group of related Contracts) under which any Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(vi) any Contract with any Seller and any of its Affiliates;

(vii) any collective bargaining Contract;

(viii) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

(ix) any Contract under which any of the Sellers has advanced or loaned any amount to any of its managers, directors, officers, and employees outside the ordinary course of business;

(x) any Contract under which the consequences of a default or termination could have economic consequences of $25,000 or more;

(xi) any Contract (or group of related Contracts) providing for the payment of commissions; or

(xii) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000.

Except for any Contracts indicated in Schedule 5.1(i) to be delivered by the Sellers after the signing of this Agreement, the Sellers have delivered to the Purchaser a correct and complete copy of each written Contract listed in Disclosure Schedule 5.1(i) (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Disclosure Schedule 5.1(i). With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; and (ii) no Seller is, and, to the knowledge of the Sellers, no third party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iii) no Seller has, and, to the knowledge of the Sellers, no third party has, repudiated any provision of the Contract.

(j) Real Property. The Sellers do not own any real property. Disclosure Schedule 5.1(j) lists and describes briefly all real property leased or subleased to the Sellers. The Sellers have delivered to the Purchaser correct and complete copies of the leases and subleases listed in Disclosure Schedule 5.1(j) (as amended to date). With respect to each lease and sublease listed in Disclosure Schedule 5.1(j):

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) no Seller is, and, to the knowledge of the Sellers, no third party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii) no Seller has, and, to the knowledge of the Sellers, no third party to the lease or sublease has, repudiated any provision thereof;

(iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(v) with respect to each sublease to which any of the Sellers is a party, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vi) the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

(k) Intellectual Property.

(i) The Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property set forth in Disclosure Schedule 2.1(e) and, to the knowledge of the Sellers, they own or have the right to use pursuant to license, sublicense, agreement, or permission all other Intellectual Property used in the operation of the Business as presently conducted. The Sellers have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that they own or use.

(ii) Except for such disputes as are indicated on Disclosure Schedule 5.1(k)(ii), the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties which could result in a material liability to the Sellers or the Purchaser subsequent to the Closing, and none of the Sellers has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party). Except for such disputes as are indicated on Disclosure Schedule 5.1(k)(ii), to the knowledge of the Sellers no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

(iii) Disclosure Schedule 2.1(e) identifies each patent, if any, and each registration which has been issued to the Sellers with respect to any of the Intellectual Property, identifies each pending patent application, if any, and each application for registration which the Sellers has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Sellers have granted to any third party with respect to any of the Intellectual Property (together with any exceptions). The Sellers have delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Disclosure Schedule 2.1(e) also identifies each trade name or unregistered trademark used by the Sellers in connection with the Business. With respect to each item of Intellectual Property required to be identified in Disclosure Schedule 2.1(e):

(A) the Sellers possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Sellers have not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Disclosure Schedule 5.1(k)(iv) identifies each item of Intellectual Property that any third party owns and that the Sellers use pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Disclosure Schedule 5.1(k)(iv):

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) no Seller is, and, to the knowledge of the Sellers, no party to the license, sublicense, agreement, or permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) with respect to each sublicense to which any of the Sellers is a party, the representations and warranties set forth in subsections (A) through (C) above are true and correct with respect to the underlying license;

(D) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(E) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(F) the Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(l) Financial Statements. The Sellers have heretofore delivered to the Purchaser the Financial Statements. The Financial Statements (a) are in accordance with the books and records of the Sellers, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of the Sellers as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of the Financial Statements, to normal year-end adjustments). At the respective date of the Financial Statements, there were no Liabilities of the Sellers which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

(m) Customer Deposits. Neither the execution and delivery by the Sellers of this Agreement nor any other Acquisition Document to which they are a party, the performance by the Sellers of their obligations thereunder, nor the consummation of by them of the transactions contemplated thereby, (i) will result in the breach of any terms and conditions of any Contract or policy of Sellers related to a customer deposit, or (ii) require any consent or approval under any such Contract or policy, or result in any loss of any benefit under or otherwise modify the terms and conditions of any customer deposit (including resulting in any non-refundable customer deposit becoming refundable).

(n) Events Subsequent to Most Recent Fiscal Year End. Except to the extent disclosed in Disclosure Schedule 5.1(n), since December 31, 2005, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since December 31, 2005 and except to the extent otherwise disclosed in Disclosure Schedule 5.1(n):

(i) the Sellers have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(ii) the Sellers have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 or outside the ordinary course of business (other than are no longer in force or effect);

(iii) no party (including the Sellers) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any Seller is a party or by which any of its assets are bound;

(iv) the Sellers have not imposed any Lien upon any of their assets, tangible or intangible;

(v) the Sellers have not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

(vi) the Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(vii) the Sellers have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii) the Sellers have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

(ix) the Sellers have not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x) there has been no change made or authorized in the Certificate of Incorporation or Operating Agreement of any Seller;

(xi) the Sellers have not made or changed any material election in respect of Taxes, adopted or changed any accounting method or period in respect of Taxes, entered into any Tax-sharing, allocation, compensation or like agreement, settled any claim or assessment in respect of Taxes, requested any Tax ruling or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xii) the Sellers have not changed their methods or principles of accounting;

(xiii) the Sellers have not experienced any damage, destruction, or loss (whether or not covered by insurance) to their property in excess of $25,000; and

(xiv) the Sellers have not committed to any of the foregoing.

(o) Legal Compliance. Except to the extent disclosed elsewhere in this Agreement or in any Schedule hereto, the Sellers and their Affiliates have complied in all material respects with all applicable Laws related to the Acquired Assets and the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply.

(p) Litigation. Disclosure Schedule 5.1(p) sets forth each instance in which the Sellers (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are a party or are threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Disclosure Schedule 5.1(p) could result in a Material Adverse Change in the business, financial condition, operations, or results of operations of the Sellers. None of the Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Sellers. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of the Sellers alleging any failure to comply with any applicable Laws.

(q) Environmental Matters. Except to the extent set forth in Disclosure Schedule 5.1(q), to the knowledge of the Sellers the Acquired Assets are in material compliance with all applicable Environmental Laws. Without limiting the generality of the preceding sentence, the Sellers have not received any notice of failure to comply with any Environmental Laws. Except to the extent set forth in Disclosure Schedule 5.1(q), to the knowledge of the Sellers, there has been no storage, treatment, generation , transportation or Release of any Hazardous Materials by the Sellers, or by any other person or entity for which the Sellers are or may be held responsible, at any Facility or any Vessel in violation of, or which could give rise to any obligation on the part of the Purchaser under, Environmental Laws.

(r) Records. The Sellers have made and kept (and given the Purchaser access to) Records which, in reasonable detail, accurately and fairly reflect the activities of the Sellers. The minute books of the Sellers previously delivered to the Purchaser accurately and adequately reflect all action previously taken by the members, boards of directors and committees of the boards of directors of the Sellers. The copies of the stock and membership book records of the Sellers previously delivered to the Purchaser are true, correct and complete, and accurately reflect all transactions effected in Sellers’ stock and membership through and including the date hereof. The Sellers have not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Sellers.

(s) Labor Matters. Except for the Union Contract, the Sellers are not parties to any labor agreement with respect to their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past four years, the Sellers have not experienced any attempt by organized labor or its representatives to make the Sellers conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of the Sellers, except for the Union Contract. There is no labor strike or labor disturbance pending or, to the Seller’s knowledge, threatened against the

Sellers nor except as previously disclosed to the Purchaser is any grievance currently being asserted, and in the past four years the Sellers have not experienced a work stoppage or other labor difficulty, and have not received notice of engaging in any allegedly unfair labor practice. Without limiting the foregoing, the Sellers are in compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986. The Purchaser has previously been provided with a correct and complete list of the names and current annual salary rates or currently hourly wages of all present employees of the Sellers, and such list also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2005 calendar year.

(t) Tax Matters.

(i) Except to the extent set forth in Disclosure Schedule 5.1(t), each Seller has timely filed all Tax Returns required to be filed by it. All such Tax Returns are correct and complete in all material respects. All Taxes owed by each Seller (whether or not shown on any Tax Return) for which the Purchaser might be liable after the Closing have been paid. Except to the extent set forth in Disclosure Schedule 5.1(t), no Seller currently is the beneficiary of any extension of time within which to file any Tax Return. Except to the extent set forth in Disclosure Schedule 5.1(t), no claim has ever been made by an authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(ii) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority against any Seller and there are no pending or, to the knowledge of any Seller, threatened audits, investigations, disputes, claims or other Actions for or relating to any additional liability for Taxes with respect to a Seller. There are no matters under discussion with any Governmental Authority with respect to Taxes that, in the reasonable judgment of the Sellers, are likely to result in an additional liability for Taxes with respect to any Seller. There are no Liens on any of the Acquired Assets for Taxes (other than for current Taxes not yet due and payable). No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii) All material elections with respect to Taxes affecting the Acquired Assets as of the date hereof, to the extent such elections are not shown on or in the Tax Returns of the Sellers that have been delivered to Purchaser by the Sellers prior to the date hereof, are set forth on Disclosure Schedule 5.1(t). No Seller (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Acquired Assets; (ii) has made an election, or is required, to treat any Acquired Asset as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code; and (iii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(iv) No Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(v) No Seller (to the extent attributable to the Acquired Assets) has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(u) No Interest in Competitors. None of the Sellers, their Affiliates or their managers, directors or officers directly or indirectly owns any interest in (excluding the ownership of securities representing less than 5% of any class of publicly traded securities) or controls or is an employee, officer, director, member or partner of or participant in or consultant to, any Person which is in the same line of business as the Purchaser.

(v) New Orleans Facility. To the Sellers’ knowledge, none of the improvements comprising the New Orleans Facility, or the businesses conducted by the Sellers thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements, nor have the Sellers received any notice from any party that such party intends to condemn, take or close the New Orleans Facility or otherwise restrict the Sellers’ access thereto.

(w) Sufficiency of Assets. Other than the need for the Purchaser to make arrangements to replace the Performance Bonds and Related Instruments, the Sellers’ Computer Systems, and the National Account Agreements referred to in Disclosure Schedule 5.1(i) entered into by Delaware North Companies, Inc. for the benefit of the Sellers, and except for the Excluded Assets referred to in Section 2.2 which are not being conveyed to the Purchaser, the Acquired Assets constitute all of the material rights and assets, tangible or intangible, owned or leased, presently used by the Sellers to conduct the Business, and except to the extent otherwise disclosed in this Agreement or in any Schedule hereto no party other than the Sellers has any right, title or interest in the Acquired Assets.

(x) Knowledge. As used herein, references to “the Sellers’ knowledge” or similar words shall mean the actual knowledge of the principal management employees of Delta Queen Steamboat Company, Inc., namely, Bruce Nierenberg (President), Ron Adams (Vice President – Marine Operations), Tom Barney, Jr. (Acting Controller), and Paul Wayland-Smith (Director of Food & Beverage Operations).

(y) Disclosure. The representations and warranties contained in this Section 5.1 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 5.1 not misleading.

5.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

(a) Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where the failure to be duly qualified or licensed would not reasonably be expected to have a material adverse effect on the Purchaser or the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Power and Authority. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is a party, perform its obligations thereunder, and consummate the transactions contemplated thereby. The execution and delivery by the Purchaser of this Agreement and the other Acquisition Documents to which it is a party, the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate actions on the part of the Purchaser. This Agreement constitutes and each other Acquisition Document to which the Purchaser is a party will constitute upon the mutual execution and delivery thereof, the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) No Violation. Neither the execution and delivery by the Purchaser of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations thereunder, nor the consummation by it of the transactions contemplated thereby, will (i) contravene any provision of the organizational documents of the Purchaser; (ii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, constitute a breach of, or create a Liability or loss of a benefit under, any contract to which it is a party or by which it or any of its assets or properties are bound; (iii) result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser, or (iv) violate or conflict with any Law or any judgment, decree or order of any Governmental Authority to which the Purchaser is subject or by which it or any of its assets or properties are bound.

(d) Citizenship. The Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for purposes of engaging in the coastwise trades of the United States.

(e) Approvals. Except as set forth in Disclosure Schedule 5.2 and except for such approvals and consents as may be required by Law or by the express terms of the Title XI Debt, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution or delivery by it of this Agreement and the other Acquisition Documents, the performance by it of its obligations thereunder or the consummation by it of the transactions contemplated thereby.

(f) Availability of Funds, etc. At the Closing, the Purchaser will have available funds sufficient to allow it to pay its obligations pursuant to Section 3.1 at the times and in the manner set forth in this Agreement. The Purchaser acknowledges and agrees that the Sellers are relying on the foregoing representation and covenant in connection with their execution of this Agreement.

(g) Broker’s or Finder’s Fees. Neither the Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents, except where any fee or payment due such persons would be solely the obligation of the Purchaser or its Affiliates.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser, in whole or in part, in its sole discretion:

(a) Inspection of the Acquired Assets. Commencing as of March 16, 2006 and continuing through 12:00 p.m. eastern time on April 25, 2006 (the “Inspection Period”), the Purchaser and its Representatives have had and shall continue to have the right to inspect the Acquired Assets and the Records pertaining thereto during reasonable business hours. Such inspection shall be conducted at the Sellers’ facilities after reasonable prior notice to the Sellers, and shall be performed in a manner designed to avoid disruption to or interference with the Business and the operations of the Sellers. The Sellers will cooperate fully with such inspection and will comply with all reasonable requests for data, information and access made by the Purchaser, and the Sellers will make their employees available for interviews. Upon the reasonable request of the Purchaser, copies of the Records and the Sellers’ other papers and information shall be furnished to the Purchaser. The Purchaser and its Representatives shall also have the right to conduct engineering, environmental and other studies or tests, including both floating surveys and physical inspections, with respect to the Vessels; provided however, that (i) the cost and expenses of the Purchaser’s investigations and tests shall be borne solely by the Purchaser, (ii) prior to the expiration of the Inspection Period, the Purchaser shall restore the Vessels to the condition which existed prior to the Purchaser’s investigation thereof, (iii) the Purchaser shall not permit any mechanic’s or materialmen’s liens to attach to the Vessels or to any of the other Acquired Assets by reason of the performance of investigations and tests, and (iv) the Purchaser shall provide the Sellers with a copy of all written reports of the results of such engineering, environmental and other studies and tests. It shall be a condition to the Closing that the results of such inspection of the Acquired Assets shall be satisfactory to the Purchaser, and at any time prior to the expiration of the Inspection Period the Purchaser shall have the right to give written notice of the termination of this Agreement if the results of such inspection are deemed to be unsatisfactory. Should the Purchaser terminate this Agreement prior to the expiration of the Inspection Period, the respective obligations of the parties shall be as set forth in Article IX. Other than any inspection of the Purchaser pursuant to this Section 6.1(a), the Sellers shall have delivered to the Purchaser at least ten (10) days prior to the Closing Date all reports for surveys and inspections of each Vessel completed prior to the date of this Agreement.

(b) Representations and Warranties. Each of the representations and warranties of the Sellers made in Section 5.1 shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made again at such time, except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time.

(c) Covenants. The Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them, at or prior to the Closing Date.

(d) Material Adverse Change. Since the date hereof and prior to the Closing Date there shall have been no occurrence of a condition or event which resulted in, or discovery of a condition or occurrence of any event which would result in a Material Adverse Change.

(e) Vessel Documentation. The Sellers shall have delivered to the Purchaser, with respect to the Delta Queen and the Mississippi Queen, a current Coast Guard Certificate of Inspection showing that the Delta Queen and the Mississippi Queen are free of outstanding requirements. The Sellers shall not be required to deliver a current Coast Guard Certificate of Inspection with respect to the American Queen.

(f) Log Books. The Sellers shall have delivered to the Purchaser at least ten (10) days prior to the Closing Date full and complete copies of the log books of each Vessel, and the Purchaser shall be satisfied with the contents of the same.

(g) Abstracts of Title. The Seller shall have delivered to the Purchaser at least ten (10) days prior to the Closing Date abstracts of title from the Coast Guard with respect to each Vessel as of a date subsequent to the date hereof, and the Purchaser shall be satisfied with the contents of the same.

(h) Other Documents. The Sellers shall have delivered the documents required by Section 4.6.

(i) Notices, Consents, Permits and Licenses. The Sellers shall have made and received all filings, notifications, approvals, re-documentations and consents required to be submitted by the Sellers to MARAD, the Coast Guard or other Governmental Authorities (including without limitation, filings, notifications, approvals, re-documentations and consents required by the National Vessel Documentation Center) regarding the conveyance of the Vessels. In addition, the Sellers shall have cooperated with and assisted the Purchaser in obtaining all required consents from other third parties which are necessary for the Transfer of the Acquired Leases, the Assigned Contracts and the Assigned Permits to the Purchaser hereunder, or alternate arrangements shall have been made with respect to such consents, or the Purchaser shall have received in its own name all Leases, Contracts and Permits necessary to operate the Business in a manner reasonably acceptable to the Purchaser.

(j) Legal Actions. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own and control the Acquired Assets, or (iv) affect adversely the right of the Purchaser to operate the Business of the Sellers (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(k) Government Authority. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(l) Claims. No Person other than the Sellers, the Purchaser and MARAD shall have any claim to or interest in the Acquired Assets.

(m) Title XI Debt. The Title XI Debt shall have been restructured to the satisfaction of the Purchaser. The documents evidencing the assumption of the Title XI Debt shall have been executed in form and substance satisfactory to the Purchaser. The aggregate principal amount of the Title XI Debt shall not exceed $35,463,906, excluding interest accruals.

(n) Certificate. The Sellers shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(l) has been satisfied.

6.2 Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers, in whole or in part, in their sole discretion:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser made in Section 5.2 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made again at such time.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it, on or prior to the Closing Date.

(c) Title XI Debt. The documents evidencing the assumption of the Title XI Debt by the Purchaser shall have been executed in form and substance satisfactory to MARAD and the Indenture Trustee, and the Sellers and their Affiliates shall have been fully released from any and all Liability with respect to the Title XI Debt.

(d) Other Documents. The Purchaser shall have delivered the documents required by Section 4.7.

(e) Legal Actions. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(f) Government Authority. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(g) Certificate. The Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(f) has been satisfied.

ARTICLE VII.

COVENANTS OF THE PARTIES

Set forth below are the joint and several additional covenants and commitments of the Parties:

7.1 Conduct of Business. During the period from the date hereof through the Closing Date, the Sellers shall operate the Business in the normal and ordinary course, consistent with past practice. The Sellers shall use commercially reasonable efforts to keep the Business organization, goodwill and properties substantially intact, including its present operations, physical facilities, working conditions, officers, key employees, key independent contractors, and relationships and goodwill with lessors, licensors, licensees, suppliers, customers and others having a business relationship with the Sellers. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, during the period from the date hereof through the Closing Date, the Sellers shall not, without the prior written consent of the Purchaser:

(a) Sell, transfer, license or otherwise dispose of or agree to sell, transfer, license or otherwise dispose of any Acquired Assets, including any Intellectual Property included in the Acquired Assets, except Inventory utilized in the ordinary and normal course of operating the Business;

(b) Enter into any other agreements, commitments, contracts or undertakings that would be binding on the Purchaser following the Closing;

(c) Waive or release any rights under any Assigned Contracts, or amend or otherwise modify any Assigned Contracts to which any of the Sellers is a party, except for any such rejections, waivers, amendments or modifications that are approved in writing by the Purchaser;

(d) Encumber or grant or create a Lien on any of the Acquired Assets, except for any such Liens that will be released prior to Closing;

(e) To the extent related to any Acquired Asset, (i) make or change any Tax election, (ii) adopt or change any material accounting method in respect of Taxes, (iii) enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, (iv) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) Modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other agreement relating to, the real property subject to the Acquired Leases;

(g) Incur any Liability which will be an Assumed Liability except in the ordinary course of business, consistent with past practices; provided, that if any such Acquired Liability is in excess of $10,000, such Seller shall have obtained the Purchaser’s prior consent;

(h) Fail to pay when due accounts payable or other obligations of the Sellers relating to the Acquired Assets or the Business, or pay or discharge when due any Liabilities of the Sellers relating to the Acquired Assets or the Business in the ordinary course of business;

(i) Enter into, renew, modify or revise any agreement or transaction with any Affiliate relating to any Acquired Assets or the Business;

(j) Fail to maintain the Acquired Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with their past practice inoperable, worn-out or obsolete or destroyed Acquired Assets; or

(k) Agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (a) through (j) above.

7.2 Deferred Maintenance, Capital Improvements and Marketing Spend. The Sellers have completed (i) the maintenance, improvements and other repair activities and (ii) the marketing expenditures related to the 2006 cruise season, to the extent such maintenance, improvement, repair and marketing expenditures are set forth in Exhibit B. In the event that the actual maintenance, improvement repair and marketing costs identified in Exhibit B are not fully paid for by the Closing Date, the Seller shall be responsible for the prompt payment thereof.

7.3 MARAD, Coast Guard and Other Governmental Authority Filings. In connection with the transactions contemplated by this Agreement, the Sellers and the Purchaser shall (and, to the extent required, shall cause their Affiliates to) (i) promptly make or cause to be made any filing or re-documentation required by MARAD, the Coast Guard or any other Governmental Authority with respect to the transactions contemplated by this Agreement (including, without limitation, notices, filings, approvals, re-documentations and consents required by the National Vessel Documentation Center), (ii) comply at the earliest practicable date with any request by MARAD, the Coast Guard or any Governmental Authority for additional information, documents, or other materials received by the Sellers, the Purchaser or any of their Affiliates in respect of such filings or the transactions contemplated hereby, and (iii) cooperate with the other Parties in connection with any such filing and in connection with resolving any investigation or other inquiry of MARAD, the Coast Guard or any other Governmental Authority. The Sellers and the Purchaser shall (and, to the extent required, shall cause their Affiliates to) promptly inform the other Parties of any communication with, and any proposed understanding, undertaking, or agreement with, MARAD, the Coast Guard or any other Governmental Authority regarding any such filings or the transactions contemplated by this Agreement. In the event there is uncertainty regarding whether a filing with MARAD, the Coast Guard or any other Governmental Authority is necessary to consummate the transactions contemplated by this Agreement, the Sellers and the Purchaser agree to bring such issues before MARAD, the Coast Guard or the respective Governmental Authority informally in order to ascertain whether a filing is required.

7.4 Notices, Consents, Permits and Licenses. The Purchaser and the Sellers shall use commercially reasonable efforts to cooperate in the issuance of all requisite notices and to obtain all requisite consents or waivers from third parties which are necessary to the consummation of the transactions described herein, including all notices and consents for the Transfer of the Acquired Leases, the Assigned Contracts and the Assigned Permits to the Purchaser hereunder, or make alternate arrangements with respect to the rights and obligations set forth in the Acquired Leases, the Assigned Contracts and the Assigned Permits in order to convey the benefit and burden thereof to the Purchaser.

7.5 Notice of Developments. The Sellers shall give prompt written notice to the Purchaser of any development causing a breach of any of the representations and warranties in Section 5.1 above. No disclosure by the Sellers pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

7.6 No Solicitation. From the date of this Agreement to the earlier to occur of the Closing or the termination of this Agreement in accordance with Article IX, the Sellers shall not, and shall cause each other, their subsidiaries and their respective officers, directors and other Representatives not to, directly or indirectly, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any agreement with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. As used in this Section 7.6, “Other Bid” shall mean any proposal for a sale, spin-off or other disposition or similar transaction involving the Business or any of the Acquired Assets, other than (A) the transactions contemplated by this Agreement and (B) the sale of Inventory in the ordinary course of business.

7.7 Closing. The Sellers hereby agree and covenant that they shall use their reasonable best efforts to cause the conditions set forth in Section 6.1 to be satisfied by the Closing Date. Similarly, the Purchaser hereby agrees and covenants that it shall use its reasonable best efforts to cause the conditions set forth in Section 6.2 to be satisfied by the Closing Date. Notwithstanding the foregoing, (i) neither the Sellers, the Purchaser nor any of their respective Affiliates shall be required to pay any consideration to any Person or reimburse any third party (or any of its Affiliates) for any costs or expenses of such other party (or any of its Affiliates) incurred in connection with the Transfer of the Acquired Assets pursuant to this Agreement, and (ii) this Section 7.7 shall in no way limit or alter the parties other rights set forth in this Agreement, or require any Party to waive any condition to Closing set forth herein, or require the Purchaser to restructure the Title XI Debt on terms not satisfactory to the Purchaser.

7.8 Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Sellers from maintaining the same business relationships with the Purchaser with respect to the Acquired Assets after the Closing as it maintained with the Sellers prior to the Closing. The Seller will refer all customer inquiries relating to the Business of the Sellers to the Purchaser from and after the Closing.

7.9 Further Assurances; Customer and Supplier Relationships. Simultaneous with the Closing, the Sellers will take such steps as may be necessary to put the Purchaser in actual possession and operating control of the Acquired Assets and the Business. At or after the Closing, the Sellers shall, at the reasonable request of the Purchaser (and provided such action does not require the Sellers to incur any material out-of-pocket expenses), without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the Purchaser such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to the Purchaser, and make all such other actions as the Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and to more effectively transfer to and vest in the Purchaser, and to put the Purchaser in possession of, all of the Acquired Assets, free and clear of any and all Liens other than the Title XI Debt. The Sellers shall use their reasonable best efforts to assist the Purchaser in the Purchaser’s efforts to assume or renegotiate the Title XI Debt and any of the Assigned Contracts.

7.10 Insurance. In the event that prior to the Closing Date any Acquired Asset suffers any damage, destruction or other loss as a result of a casualty event, the Sellers shall, after the Closing Date, (i) promptly pay to the Purchaser all insurance proceeds received by the Sellers with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of such assets, and (ii) assign to the Purchaser all rights of the Sellers against third parties (other than against their insurance carriers and against the Affiliates of any Seller) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, however, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of the Sellers in respect thereof; provided further, that the Sellers shall not be required to pay any insurance proceeds under any insurance policy which constitutes “self-insurance” or which is subject to a retroactive premium increase, or which constitutes “business interruption insurance” and is applicable to the Sellers’ loss of income prior to the Closing Date.

7.11 Confidentiality of Information. All information about or relating to the Business and the Acquired Assets which is not generally known to the public shall be treated as confidential information and shall not be disclosed or used by any of the Parties or their Affiliates, either prior to or after the Closing (or if the Closing does not occur, at any time within five (5) years after the date hereof), except for the disclosure or use of any such information as may be reasonably necessary in connection with (i) the continued conduct of the Business by the Sellers prior to the Closing and by the Purchaser after the Closing, (ii) any lawsuit or arbitration arising out of this Agreement, (iii) in connection with any judicial or administrative filing, investigation or proceeding or otherwise with or by a Governmental Authority, or (iv) as otherwise may be required by Law. If the transactions contemplated hereunder are not consummated for any reason, the Purchaser agrees to promptly return to the Sellers or destroy, at the Sellers’ direction, all copies of any confidential information acquired by or on behalf of the Purchaser in its investigation of the Sellers, the Acquired Assets and the Business.

7.12 Access to Information. After the date hereof and prior to the Closing, the Sellers shall permit the Purchaser and its Representative to have reasonable access during normal business hours, upon reasonable prior notice to the Sellers, to the Acquired Assets, to the real property that is the subject of the Acquired Leases and to the Sellers’ personnel, the Assumed Contracts and the

Tax Returns and the Records, and the Seller shall furnish promptly to the Purchaser such information in the Sellers’ possession concerning the Acquired Assets, the Assumed Liabilities or the Business as the Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business.

7.13 Audited Financial Statements. The Sellers shall use their reasonable best efforts to facilitate the preparation by PricewaterhouseCoopers of audited financial statements of the Business for the fiscal years 2003, 2004 and 2005 within 50 days of the Closing Date. In furtherance thereof, the Sellers shall permit the Purchaser and its Representative to have reasonable access during normal business hours, upon reasonable prior notice to the Seller and their employees, to the Records and to the Sellers’ accounting and financial statement preparation materials, Tax Returns and Tax related files, and other information reasonably required by the auditors. The Sellers shall furnish promptly to the Purchaser such information in the Sellers’ possession concerning the preparation of such audited financial statements as is reasonably required for the preparation of such audited financial statements. The cost of preparing the audited financial statements shall be borne by the Purchaser.

ARTICLE VIII.

CERTAIN ADDITIONAL COVENANTS

8.1 Expenses. Except as otherwise set forth in this Agreement, each party hereto will bear the legal, accounting and other expenses (including any brokers’ commissions or finders fees) incurred by such party in connection with the preparation and execution of this Agreement, and the other agreements and transactions contemplated hereby.

8.2 Press Releases. The parties agree that neither the Sellers nor the Purchaser nor their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prohibit any Party in consultation with the other from issuing or causing publication of any press release, announcement or public communication to the extent that such Party reasonably deems such action to be required by Law. At or after the execution of the Agreement, the Purchaser shall prepare, which shall be in a form reasonably acceptable to the Sellers, and the Parties shall jointly issue a public announcement and/or press release and/or other disclosure of the Agreement.

8.3 Continued Access. Subsequent to the Closing, (i) the Purchaser shall afford the Sellers reasonable access to those books and records of the Purchaser relating to periods prior to the Closing Date which are included in the Acquired Assets as may be reasonably required by the Sellers in connection with the filing of Tax Returns, responding to any demands or inquiries received from Governmental Authorities and complying with its obligations under the Acquisition Documents, and (ii) the Sellers shall afford the Purchaser reasonable access to those books and records of the Purchaser relating to periods prior to the Closing Date which are included in the Excluded Assets as may be reasonably required by the Sellers in connection with the filing of Tax Returns, responding to any demands or inquiries received from Governmental Authorities and complying with its obligations under the Acquisition Documents. Such access shall be made during normal business hours upon reasonable advance notice. Such right of access shall include the right to make copies at the requesting Party’s expense.

8.4 Books and Records. For a period ending upon the earlier of (i) the seventh (7th) anniversary of the Closing Date (or such later date as may be required by any Governmental Authority) and (ii) the liquidation of a Seller, no Seller shall dispose of or destroy any of the business records and files of the Business not delivered to the Purchaser. Upon the liquidation of the Seller, or sooner, if a Seller wishes to dispose of or destroy such records and files after that time, it shall first give fifteen (15) days prior written notice to the Purchaser and the Purchaser shall have the right, at its option and expense, upon prior written notice to such Seller within such fifteen (15) day period, to take possession of the records and files within thirty (30) days after the date of the notice from the Sellers.

8.5 Certain Tax Matters.

(a) The Purchaser and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets. The Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) To the extent not allocated in this Agreement, the Sellers shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period. All such Taxes levied with respect to the Acquired Assets for the Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Purchaser and the Sellers based on the number of days of such Tax Period included in the Pre-Closing Tax Period and the number of days of such Tax Period included in the Post-Closing Tax Period. The Sellers jointly and severally shall be liable for the proportionate amount of such Taxes attributable to the Acquired Assets that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Taxes relating to the Acquired Assets, the Purchaser and the Sellers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.5(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or the Sellers shall make any payment for which it is entitled to reimbursement under this Section 8.5(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) At the Closing, the Sellers shall use their reasonable best efforts to provide the Purchaser with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

(d) The Sellers shall promptly notify the Purchaser in writing upon receipt by any Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Sellers that reasonably may be expected to relate to the Acquired Assets.

(e) Any payments made to any party pursuant to Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Purchaser and the Sellers on their Tax Returns to the extent permitted by law.

8.6 Entity Name Changes. Not later than thirty (30) days following the Closing, the Sellers will, as necessary, file amendments to their respective charter documents to remove from any corporate, limited liability company or other entity name any name or phrase comprising a part of the Intellectual Property, and will cease using the names “American Queen,” “Delta Queen” and “Mississippi Queen” in the conduct of their businesses. Notwithstanding the foregoing, the Purchaser hereby grants to the Sellers a limited license and right to use the “American Queen,” “Delta Queen” and “Mississippi Queen” names solely for the purposes of (i) pursuing rights and claims against third parties, and (ii) filing of Tax Returns, insurance claims and any other necessary filings, in each case, for a period of one year following the Closing.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Sellers;

(b) by the Purchaser pursuant to written notice of termination given to the Sellers prior to the expiration of the Inspection Period;

(c) by either the Purchaser or the Sellers, upon written notice in the event of a material breach of any representation or warranty of the other party contained in this Agreement or any covenant or agreement to be performed or complied with by such party pursuant to the terms of this Agreement or any of the other Acquisition Documents (a “Material Breach”), which breach remains uncured for a period of ten (10) days following notice thereof to the breaching party by the non-breaching party and would result in a condition to Closing set forth in Sections 6.1 or 6.2 hereof, as the case may be, not being satisfied on or before May 15, 2006 (the “Drop Dead Date”) which condition has not been waived in writing by the non-breaching party; provided, however, that the Purchaser or the Sellers, as the case may be, may not elect to terminate this Agreement pursuant to this Section 9.1(c) if the terminating party is itself in Material Breach;

(d) by either the Purchaser or the Sellers if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order), or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents; or

(e) by either the Purchaser or the Sellers if the Closing shall not have occurred on or before the Drop Dead Date, unless the failure of the Closing shall have been as a result of the Material Breach by a party hereto, in which case Section 9.1(c) shall apply; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

9.2 Effect of Termination. In the event of the termination of this Agreement under Section 9.1 hereof, (i) this Agreement (except with respect to Sections 7.11, 8.1, 8.2, 9.2, and 9.3) shall forthwith become void, and (ii) there shall be no Liability on the part of the Sellers, the Purchaser or any of their respective Representatives. Notwithstanding the foregoing, if the Sellers terminate this Agreement pursuant to Section 9.1(c), the Sellers shall receive and retain the Deposit (including all interest earned thereon) as liquidated damages for the Purchaser’s breach, which shall be the Sellers’ sole and exclusive remedy for any breach of this Agreement by the Purchaser which results in the termination of this Agreement by the Sellers pursuant to Section 9.1(c) (except in the case of the Purchaser’s fraud or willful misconduct).

9.3 Non-Exclusive Rights. Except as otherwise expressly provided herein, if an event or occurrence gives rise to a right of a party to terminate under more than one subsection of Section 9.1, such party may elect to terminate under any such section.

ARTICLE X.

INDEMNIFICATION

10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X. As used in this Agreement, the term “Damages” shall mean all Liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim. The term “Damages” shall not be deemed to include consequential or special damages incurred by such Party. The parties acknowledge and agree that following the Closing the indemnification provisions set forth in this Article X shall constitute the parties’ sole and exclusive remedy with respect to the transactions contemplated by this Agreement, other than for claims of, or causes of action arising from, a Party’s intentional misrepresentation or willful misconduct. For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any Party in this Agreement or the other Acquisition Documents shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached. The obligations of the Sellers under Section 10.2 and the obligations of the Purchaser under Section 10.3 shall not be affected by any knowledge by any Indemnified Party (as defined below) at or prior to the Closing of any breach of or inaccuracy in any representation or warranty.

10.2 Indemnification Obligations of the Sellers. The Sellers shall, jointly and severally, defend, indemnify, save and keep harmless the Purchaser (including their officers and directors) and its Affiliates and their respective heirs, successors and assigns (each, a “Purchaser Indemnified Party”) against and from any Damages sustained or incurred by any Purchaser Indemnified Party resulting from or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement or in the other Acquisition Documents;

(b) any breach by the Sellers of, or failure by the Sellers to comply with, any covenant or obligation of the Sellers contained in this Agreement or in the other Acquisition Documents;

(c) any claim or cause of action for fraudulent transfers under any state or federal Law;

(d) the Excluded Liabilities;

(e) any Liabilities related to the ownership, use or operation of the Acquired Assets or the use or conduct of the Business prior to the Closing, except for the Assumed Liabilities; and

(f) the Excluded Assets.

10.3 Indemnification Obligations of the Purchaser. The Purchaser shall defend, indemnify, save and keep harmless the Sellers (including their officers and directors) and their Affiliates, and their respective heirs, successors and assigns (each, a “Seller Indemnified Party,”) against and from any Damages sustained or incurred by any Seller Indemnified Party resulting from or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or in the other Acquisition Documents;

(b) any breach by the Purchaser of, or failure by the Purchaser to comply with, any covenant or obligation contained in this Agreement or the other Acquisition Documents;

(c) the Assumed Liabilities; and

(d) Liabilities relating to the operation by the Purchaser of, or any act or omission occurring in respect of, the Business or the ownership of the Acquired Assets from and after the Closing Date to the extent the Sellers are not obligated by Section 10.2 (without giving effect to Section 10.6) to indemnify Purchaser Indemnified Parties.

10.4 Procedure for Indemnification — Third-Party Claims. If a complaint, claim or legal action is brought or made by a third party (“Third Party Claim”) against any Purchaser Indemnified Party or Seller Indemnified Party (collectively, an “Indemnified Party”), the Indemnified Party shall give written notice of such Third Party Claim to the indemnifying party (“Indemnifying Party”) promptly after the Indemnified Party receives notice of that claim, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent such failure has prejudiced the rights or defenses of the Indemnifying Party.

If the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is liable and has indemnity obligations for any Damages resulting from such Third Party Claim, the Indemnifying Party shall have the right, at its sole cost and expense, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to assume defense of the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in defending such Third Party Claim except as provided below. If the Indemnifying Party elects to assume the defense and select counsel, the Indemnified Party may participate in the defense through its own separate counsel, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) otherwise specifically agreed in writing by the Indemnifying Party, or (ii) counsel selected by the Indemnified Party determines that, because of a conflict of interest between the Indemnifying Party and the Indemnified Party, counsel for the Indemnifying Party cannot adequately represent both parties in defending the action (in which case the Indemnifying Party shall not have the right to direct the defense of the Third Party Claim on the Indemnified Party’s behalf). Notwithstanding the foregoing, if the resolution of any such Third Party Claim involves or relates to Taxes and could impact the Taxes or Tax position of the Indemnified Party for any Post-Closing Tax Period, the Indemnified Party shall be entitled to control the defense of such Third Party Claim.

The Indemnifying Party’s failure to notify an Indemnified Party of its election to defend such Third Party Claim within twenty-one (21) days after notice of the Third Party Claim was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend the Third Party Claim, in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party.

If the Indemnifying Party assumes the defense of the Third Party Claim, its obligations shall include taking all steps necessary in defending the Third Party Claim and holding the Indemnified Party harmless against any and all Damages caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation.

If the Indemnifying Party does not assume the defense of the Third Party Claim, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations for such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the Damages caused by or arising out of such settlement, or for the amount of any judgment rendered on the Third Party Claim, and for all costs and expenses the Indemnified Party reasonably incurred in defending the claim.

The Indemnifying Party may settle any Third Party Claim, in its sole discretion, without the Indemnified Party’s prior written consent, provided that such settlement (i) involves only the payment of cash by the Indemnifying Party to the claimant, (ii) does not impose any other obligation on the Indemnifying Party or any Liability or obligation on the Indemnified Party, (iii) releases the Indemnified Party completely in connection with such Third Party Claim, and (iv) includes a full dismissal of the litigation or proceeding against the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party may not settle any Third Party Claim that involves or relates to Taxes and could impact the Taxes or Tax position of the Indemnified Party for any Post-Closing Tax Period without the prior written consent of the Indemnified Party.

10.5 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

10.6 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, other than for claims of, or causes of action arising from, a Party’s intentional misrepresentation or willful misconduct, the Liability of the Indemnifying Party to indemnify any Indemnified Party against any Damages pursuant to Sections 10.2(a) or 10.3(a) shall be limited to claims for indemnification with respect to which an Indemnified Party has given to the Indemnifying Party notice of such claim within the Survival Period specified in Section 11.1. In addition, notwithstanding anything in this Agreement to the contrary, other than for claims of, or causes of action arising from, the Sellers’ intentional misrepresentation or willful misconduct:

(i)	the Liability of the Sellers to indemnify the Purchaser Indemnified Parties against any Damages pursuant to Section 10.2(a) for the breach of the Sellers’ representations and warranties set forth in Section 5.1(g) shall be limited to the amounts by which the Damages in the aggregate exceed $250,000; and

(ii)	the Liability of the Sellers to indemnify the Purchase Indemnified Parties against any Damages pursuant to Section 10.2(a) for the breach of the Sellers’ representations and warranties in the remainder of Section 5.1, other than those set forth in Section 5.1(g), shall be limited to the amounts by which the Damages in the aggregate exceed $50,000; and

(iii)	the total Liability of the Sellers to indemnify the Purchaser Indemnified Parties shall in no event exceed $500,000; provided that, with respect to breaches of the representations and warranties set forth in Section 5.1(e), 5.1(g) and 5.1(h), the total liability of the Sellers to indemnify the Purchaser Indemnified Parties shall in no event exceed $12,000,000

Other than for claims of, or causes of action arising from the Purchaser’s intentional misrepresentation or willful misconduct, the Liability of the Purchaser to indemnify the Seller Indemnified Parties against any Damages pursuant to Section 10.3(a) shall be limited to the amounts by which the Damages in the aggregate exceed $50,000, with the total Liability of the Purchaser to indemnify the Seller Indemnified Parties in no event to exceed $500,000.

ARTICLE XI.

MISCELLANEOUS

11.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto made in the Acquisition Documents shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. Such representations and warranties shall survive the Closing and continue in full force and effect until 5:00 p.m. central time on the 180th day following the Closing Date, except with respect to the representations and warranties set forth in Section 5.1(e) which shall survive the Closing until 5:00 p.m. central time on the 365th day following the Closing Date and the representations and warranties set forth in Sections 5.1(g) and 5.1(h) which shall survive the Closing until 5:00 p.m. central time on the 240th day following the Closing Date (the “Survival Period”). The termination of the representations and warranties provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the applicable Survival Period provided herein. The covenants and agreements of the parties hereto in the Acquisition Documents shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period time).

11.2 Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto.

11.3 Entire Agreement. This Agreement and the Confidentiality Agreement, and the other agreements expressly provided for herein, set forth the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all prior contracts, agreements, arrangements, communications and discussions, representations and warranties, whether oral or written, between the parties.

11.4 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles.

11.5 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if personally delivered, (b) upon the fifth calendar day after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) upon being sent by telecopy, with confirmed answerback and (d) on the first business day after being sent by established overnight courier, to the parties at their respective addresses set forth below.

To the Sellers:	Delta Queen Steamboat Company, Inc.
40 Fountain Plaza
Buffalo, New York 14202
Attention: General Counsel

To the Purchaser:	Ambassadors Cruise Group, LLC
1017 Camelback Street
Newport Beach, California 92660
Attention: Chief Financial Officer

Any party by written notice to the others given in accordance with this Section 12.6 may change the address or the persons to whom notices or copies thereof shall be directed.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original, and all of which together will constitute one and the same instrument.

11.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but no rights, obligations or Liabilities hereunder shall be assignable by any party without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights hereunder to any Affiliate without the Sellers’ consent so long as such Affiliate agrees to be bound by, and is capable of performing, the Purchasers’ obligations hereunder and the Purchaser remains liable hereunder.

11.8 Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement or any other agreements provided for herein, by the other parties must be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for herein.

11.9 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Purchaser and the Sellers any rights or remedies under or by reason of this Agreement.

11.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.11 below), in addition to any other remedy to which they may be entitled, at law or in equity.

11.11 Arbitration. The Parties shall negotiate in good faith to resolve any dispute, claim, or controversy of any nature arising out of or relating to this Agreement or the transactions contemplated or consummated hereunder, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”). If no resolution of such Dispute can be reached after good faith negotiation and prior to 30 days after delivery of notice of such Dispute, any Party may demand arbitration of the Dispute. In any such arbitration, the Parties agree to employ an arbitrator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such Dispute according to the Rules of Commercial Arbitration. In the event that, within 30 days after the submission of any Dispute to arbitration, the Parties cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, each Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator, and rulings of a majority of the three shall be the rulings of the arbitrators as a panel. If one Party fails to select an arbitrator during this 15 day period, then the Parties agree that the arbitration will be conducted by one arbitrator selected by the other Party. The fees and expenses of the arbitrator(s) shall be shared equally by the Parties. The arbitrator(s) may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator(s) shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was refused or objected to without substantial justification. The award of the arbitrator(s) shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to the revocation on grounds of fraud or clear bias on the part of the arbitrator(s). Notwithstanding anything contained in this Section 11.11 to the contrary, each Party shall have the right to institute judicial proceedings, subject to Section 11.4, against the other Party or anyone acting by, through or under such other party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or other relief.

11.12 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

11.13 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

11.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.15 Disclosure. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty addresses the existence of the document or other item itself). The Schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SELLERS:	DELTA QUEEN STEAMBOAT COMPANY, INC.

	By:	/s/ Bruce Nierenberg
		Name:	Bruce Nierenberg
		Title:	President

AMERICAN QUEEN STEAMBOAT, LLC

By:	/s/ Bruce Nierenberg
	Name:	Bruce Nierenberg
	Title:	President

DELTA QUEEN STEAMBOAT, LLC

By:	/s/ Bruce Nierenberg
	Name:	Bruce Nierenberg
	Title:	President

MISSISSIPPI QUEEN STEAMBOAT, LLC

By:	/s/ Bruce Nierenberg
	Name:	Bruce Nierenberg
	Title:	President

PURCHASER:	AMBASSADORS CRUISE GROUP, LLC

	By:	/s/ Brian Schaefgen
		Name:	Brian Schaefgen
		Title:	Chief Financial Officer